EXHIBIT 99.1

Fifth Street Senior Floating Rate Corp. Funds Initial $86.6 Million Portfolio in the FSFR Glick Joint Venture and Expects to Generate a Low-Teens Return

GREENWICH, CT, April 29, 2015 (GLOBE NEWSWIRE) -- Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR") today announced that FSFR Glick JV LLC ("FSFR Glick JV"), a joint venture between FSFR and entities controlled by members of the Glick Family ("GF Funding"), has initially invested $86.6 million of its anticipated investment capacity of approximately $300 million in a diversified portfolio of senior secured loans. The initial portfolio of assets, sourced through Fifth Street's platform, is funded with leverage provided by the joint venture's $200 million Credit Suisse AG, Cayman Islands Branch ("Credit Suisse") revolving credit facility and equity of $60 million, where FSFR funded 87.5% and GF Funding funded 12.5%.

FSFR and GF Funding have committed to provide $100 million of subordinated notes and equity to the joint venture, with FSFR providing $87.5 million and GF Funding providing $12.5 million. The $200 million revolving credit facility with Credit Suisse requires a minimum equity balance of $60 million and as the fund makes additional investments, the facility is designed to allow the joint venture to utilize leverage up to a ratio of approximately 2x debt-to-equity.

The joint venture should be accretive to FSFR's earnings and expands its investment capacity to originate and underwrite middle market loans. FSFR believes that funding this initial portfolio of assets should generate a low-teens return on its investment, which is higher than the return on FSFR's current portfolio. FSFR expects to continue funding FSFR Glick JV to its target size of $300 million over the next few quarters.

"We are pleased that FSFR Glick JV has funded its initial portfolio and we expect to leverage Fifth Street's leading middle market origination platform to continue ramping the joint venture over the next few quarters," stated FSFR's Chief Executive Officer, Ivelin M. Dimitrov, adding, "The joint venture is an important long-term partnership for FSFR, which we believe should increase FSFR's returns on its invested equity and expand its investment opportunity set."

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors. FSFR's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital. The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a growing credit-focused asset manager with over $6 billion in assets under management across multiple public and private vehicles. With a track record of 17 years, Fifth Street's nationally recognized platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2014 ACG New York Champion's Award for "Senior Lender Firm of the Year" and was named both 2013 "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions. FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Robyn Friedman, Vice President, Investor Relations
         (203) 681-3720
         ir@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com